STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS-
                                                      FILED 09:00 AM 06/27/2001
                                                          01312529 - 2929674



                           CERTIFICATE OF DESIGNATION

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                                HEALTHSTAR CORP.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

     HealthStar Corp. (hereinafter, the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), in accordance with Section 151 and Section 103 of the DGCL, DOES HEREBY CERTIFY:

     That pursuant to the authority vested in the Board of Directors of Corporation in accordance with the provisions of Certificate of Incorporation of Corporation, as amended from time to time (the "Certificate of Incorporation"), the Board of Directors of Corporation on June 14, 2001 adopted resolutions creating a series of two hundred fifteen thousand (215,000) shares of Preferred Stock designated as "Series A Convertible Preferred Stock" which series shall have the following voting powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions:

     1. Designation and Amount. There shall be a series of Preferred Stock that shall be designated as "Series A Convertible Preferred Stock," and the number of shares constituting such series shall be two hundred fifteen thousand (215,000).

     2. Voting, Distributions and Liquidation.

     (a) Each issued and outstanding share of Series A Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Series A Convertible Preferred Stock is convertible (as adjusted from time to time pursuant to Section 4 hereof) on an as converted basis, at each meeting of stockholders of the Corporation or by consent in lieu of a meeting, if such consent is permitted by the Corporation's Certificate of Incorporation, with respect to any and all matters to be acted upon or considered by the stockholders of the Corporation. Except as otherwise provided by law or by the provisions of paragraph (b) below, holders of Series A Convertible Preferred Stock shall vote together with the holders of Common Stock as a single class.

     (b) The Series A Convertible Preferred Stock shall be on parity with the

Common Stock for purposes of determining the rights of the stockholders thereof on any dividend or other distribution or upon liquidation or dissolution of the Corporation; provided, however, that for purposes of determining the amount of distribution such stockholders are entitled to upon any such event, the holders of the Series A Convertible preferred Stock shall be deemed to have the number of shares into which their shares of Series A Convertible Preferred Stock are convertible as adjusted from time to time pursuant to Section 4.

     (c) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series A Convertible Preferred Stock, by amendment to the Certificate of Incorporation or Bylaws of the Corporation or otherwise, so as to adversely affect the Series A Convertible Preferred Stock, without the written consent or affirmative vote of the holders of a majority of the then outstanding aggregate number of shares of such adversely affected Series A Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

     3. Conversion.

     (a) Upon the acceptance by the Delaware Secretary of State of a certificate of amendment of the Corporation or similar document, pursuant to which the Corporation amends its Certificate of Incorporation so that the Corporation has a sufficient number of authorized and unissued shares of Common Stock available for issuance upon conversion of all of the Series A Convertible Preferred Stock (such acceptance, the "Event"), each outstanding share of Series A Convertible Preferred Stock shall then be automatically converted into fully-paid and nonassessable shares of Common Stock at the conversion rate hereafter provided; provided, however, that on any redemption of any Series A Convertible Preferred Stock or any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the full business day next preceding the date fixed for such redemption or for the payment of any amounts distributable on liquidation to the holders of shares of Series A Convertible Preferred Stock.

     (b) For the sole purpose of exchanging all of the certificates of Series A Convertible Preferred Stock into certificates of Common Stock, not later than ten (10) days after the occurrence of the Event, the Corporation shall send all holders of record of shares of Series A Convertible Preferred Stock written notice of the Event and the automatic conversion of all of such shares of Series A Convertible Preferred Stock pursuant to this Section 3. Such notice will be sent by mail, first class, postage prepaid, to each record holder of shares of Series A Convertible Preferred Stock at such holder's address appearing on the stock register. Such holder shall then promptly surrender to the Corporation his or its certificate or certificates for all shares of such holder's Series A Convertible Preferred Stock at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his attorneys duly authorized in writing. Within ten (10) days after the surrender of the certificate or certificates by a such a holder for his or its Series A Convertible Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered to such holder a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in paragraph (e) of Section 4 in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. Notwithstanding the foregoing procedure, upon the occurrence of the Event, all shares of Series A Convertible preferred Stock shall automatically be converted into shares of Common Stock.

     (c) Upon the occurrence of the Event, all certificates evidencing shares of Series A Convertible Preferred Stock shall thereupon be deemed to have been retired and cancelled and the shares of Series A Convertible Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates as provided herein, and except for the rights provided for in this Certificate of Designation, upon the occurrence of the Event, all rights with respect to shares of Series A Convertible Preferred Stock, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate, except only the right of the holder thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon and to have the rights of a holder of shares of Common Stock into which the shares of Series A Convertible Preferred Stock have been converted. Any shares of Series A Convertible Preferred Stock so converted shall be not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Convertible Preferred Stock accordingly.

     4. Conversion Rate and Fractional Shares.

     (a) The initial conversion rate for the Series A Convertible Preferred Stock shall be one hundred (100) shares of Common Stock for each one (1) share of Series A Convertible Preferred Stock surrendered for conversion. The initial conversion rate and the applicable conversion rate from time to time in effect are subject to adjustment as hereinafter provided.

     (b) In the event that:

          (i) the Corporation shall at any time subdivide its outstanding shares of Common Stock and/or outstanding shares of Series A Convertible Preferred Stock into a greater number of shares but not subdivide all outstanding shares of Common Stock and Series A Convertible Preferred Stock in the same proportion (or subdivide either its outstanding shares of Common Stock or outstanding Series A Convertible Preferred Stock but not the other),

          (ii) the Corporation shall at any time combine its outstanding shares of Common Stock and/or outstanding shares of Series A Convertible Preferred Stock into a smaller number of shares but not combine all outstanding shares of Common Stock and Series A Convertible Preferred Stock in the same proportion (or combine either its outstanding shares of Common Stock or outstanding Series A Convertible Preferred Stock but not the other), or

          (iii) any other recapitalization event or other similar event occurs as to which, in the opinion of the Board of Directors of the Corporation, the conversion rate then in effect should be adjusted so as to make it equivalent to the conversion rate in effect prior to such event, then, the conversion rate shall be increased or decreased by the Board of Directors to the end that after such event, the conversion rate in effect shall be equivalent to that before the occurrence of such event.

     (c) Whenever the conversion rate is adjusted as provided in this Section 4, the Corporation shall forthwith file at each office designated for the conversion of Series A Convertible Preferred Stock, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the conversion rate that will be effective after such adjustment. The Corporation shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of Series A Convertible Preferred Stock at his or its address appearing on the stock register.

     (d) Upon conversion, no adjustment to the applicable conversion rate shall be made for accrued and unpaid dividends on the Series A Convertible Preferred Stock that is converted or on the Common Stock delivered as a result of such conversion.

     (e) The Corporation shall not issue fractions of shares of Common Stock upon conversion of Series A Convertible Preferred Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this paragraph (e), be issuable upon conversion of any Series A Convertible Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed (i) if the Common Stock is listed on any national securities exchange on the basis of the last sales price of the Common Stock on such exchange (or the quoted closing bid price if there shall have been no sales) on the date of conversion, or (ii) if the Common Stock shall not be listed, on the basis of the mean between the closing bid and asked prices for the Common Stock on the date of conversion as reported by NASDAQ, or its successor, and if there are not such closing bid and asked prices, on the basis of the fair market value per share as determined by the Board of Directors of the Corporation.

     5. Captions. The captions used herein are for convenience only and do not constitute a part hereof.

     IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed this 27th day of June, 2001.

                                        HEALTHSTAR CORP.



                                        By: /s/ Zirk Engelbrecht
                                            -----------------------------------
                                        Name: Zirk Engelbrecht
                                        Title: President